Exhibit 11.1

Global Policy on Insider Trading Prevention

Directors, corporate executive officers, statutory auditors, executive officers, other officers, and employees (together, “Personnel”) of Sony Group Corporation, any company more than 50% of whose outstanding stocks or interests with voting rights is owned directly or indirectly by Sony Group Corporation, and such other companies as will from time to time be jointly determined by the CEO and the Senior Executive in charge of the legal division of Sony Group Corporation to be included in this policy (collectively, “Sony Group”) are encouraged to purchase and hold Sony Group securities (“Sony securities”) over the long term.

However, most of the countries in which Sony Group operates its businesses impose restrictions on insider trading and market manipulation, and these limit the ability of Sony Group Personnel to engage in trading activity involving Sony securities on the basis of information that is not publicly available. Sony Group Personnel must strictly comply with all such applicable laws and regulations.

While some trading activities violate laws and regulations, other improper trading activities do not violate laws and regulations but cause harm to the credibility of a company in the market and adversely affect stock prices. In order to prevent such trading activities, Sony Group establishes this policy fully aware that its restrictions may exceed applicable legal requirements.

All of the companies within Sony Group must revise their existing regulations on insider trading or, if they do not have such regulations, must establish new ones to meet the stipulations of this policy.

It is the personal responsibility of all Sony Group Personnel to restrict their trading activity involving Sony securities in accordance with this policy. However, if individual Sony Group Personnel are unclear as to what they can and cannot do at certain times, they should consult the Regional Compliance Officers, local legal department or the Insider Trading Prevention Office at Sony Group Corporation.

Ban on Insider Trading

Except for (i) any purchase of Sony securities through a shareholding association for officers or employees pursuant to the purchase plan of the shares previously determined and (ii) any transactions of Sony securities conducted in a jurisdiction pursuant to a written trading plan of shares that complies with the applicable insider trading prevention laws and regulations of such jurisdiction (including, but not limited to Shirumae-Plans in Japan and Rule 10b5-1 Plans in the U.S.) (collectively the “Transactions Pursuant to Sony Stock Trading Plans”), Sony Group Personnel may not engage in or suggest that others engage in any trading activity involving Sony securities while in the possession of material non-public information. Trading activity involving Sony securities includes the purchase and sale of securities (stock, bonds, depositary receipts, etc.) issued by Sony Group, as well as activities involving options, swaps, or other derivative securities, contracts, or rights related to Sony securities, whether or not issued by, or entered into with, Sony Group. This ban on insider trading applies equally to the securities of companies other than Sony Group about which Sony Group Personnel may acquire material non-public information as a result of their activities at Sony Group.

Handling Material Non-Public Information

Sony Group Personnel must be sufficiently cautious when handling material non-public information and must not relay such information to any person who does not need to know it for the purpose of business activities at or for Sony Group. Due management of material non-public information prevents the improper trading activity that is induced by conveying such information to any person (including family members, friends, business partners, etc.) other than Sony Group Personnel who might come to know that information in the course of business activities at or for Sony Group. Even in cases where improper trading activity does not occur, adverse effects to the credibility of a company as having undisciplined information management can be avoided.

Definition of Material Non-Public Information

“Material non-public information” is any information not available to the general public that a reasonable investor would consider important in deciding whether to buy, sell, or retain a particular security or that could have an effect on the price or value of a security. Examples of information that are frequently regarded as material include, but are not limited to:

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(i)	information on recent operating or financial results;

(ii)	projections of future earnings or losses;

(iii)	developments affecting financial stability or liquidity;

(iv)	major changes in inventory backlog

(v)	changes in business plans or strategies;

(vi)	major labor relations issues including significant labor problems and headcount reductions;

(vii)	a pending or proposed merger, acquisition, tender offer, or exchange offer;

(viii)	a significant sale or disposition of assets;

(ix)	changes in dividend policies or the declaration of a stock split;

(x)	issuances of shares of capital stock or sales of treasury stock;

(xi)	changes to rights of stockholders, or repurchase of its own shares of capital stock;

(xii)	changes in executive management;

(xiii)	significant new ventures or marketing plans;

(xiv)	significant litigation or changes in litigation reserves;

(xv)	the gain or loss of a substantial franchise, customer, or supplier; and

(xvi)	developments concerning new products.

Information concerning a customer, supplier or competitor that is obtained in the course of business activities at Sony Group may be material non-public information with respect to Sony Group even if the information does not pertain directly to Sony Group. Such information may include, for example, information that a competitor is divesting a business unit, which divestiture may impact Sony Group’s market position. Sony Group Personnel should assume that information is material unless they have clear guidance or knowledge to the contrary.

Definition of Public Information

Information is considered to be “public” only after it has been released to the public in an appropriate manner (typically, by means of a timely disclosure document) and only after enough time has elapsed to permit the financial market to absorb and evaluate the information.

Black-Out Periods

Regardless of whether or not they possess material non-public information, directors, corporate executive officers, statutory auditors, executive officers, and other officers (collectively, the “Covered Individuals”), their executive assistants, and employees who are involved in earnings release preparations may not engage in trading activity involving Sony securities, during the period beginning on the next day following the end date of each fiscal quarter and ending on the close of trading on the first business day following the date on which the quarterly or annual earnings release is made public by Sony Group Corporation; provided, however, that this does not apply to Transactions Pursuant to Sony Stock Trading Plans. Additionally, close family members of the individuals subject to this rule must not engage in such trading activity during the same period, regardless of whether or not they possess material non-public information.

Ban on Shorting

The Covered Individuals are prohibited from engaging in trading activity from which they would benefit from decreases in the value of Sony securities. Accordingly, these individuals are prohibited from selling short, buying put options, selling call options, or otherwise taking short positions in Sony securities through derivatives. However, these individuals may engage in shorting activity for the sole purpose of hedging the risk that the value of the Sony securities they hold will fall.

Restriction of Frequent Trading

The Covered Individuals are restricted from engaging in frequent trading in Sony securities. Except for (i) Transactions Pursuant to Sony Stock Trading Plans and (ii) acquisition of Sony securities upon the exercise of stock options granted pursuant to one or more stock acquisition rights plans (“Option Plans”) of Sony Corporation (each transaction under (i) and (ii) of this paragraph is hereinafter referred to as an “exempt trade”), the Covered Individuals are prohibited from both buying Sony securities and selling Sony securities within the same six-month period. For avoidance of doubt, the selling of Sony securities withdrawn from a shareholding association or acquired upon the exercise of stock options pursuant to the Option Plans will not be regarded as an exempt trade. As a result, any purchase of Sony securities by a Covered Individual (other than by an exempt trade) within a six-month period after having sold Sony securities, including a sale upon exercise of stock options (other than by an exempt trade), is prohibited. Similarly, any sale, including a sale upon exercise of stock options, of Sony securities by a Covered Individual (other than by an exempt trade) within a six-month period after having purchased Sony securities (other than by an exempt trade), is prohibited. In addition to the aforementioned exempt trades, the Insider Trading Prevention Office, when requested, may grant exemptions from this rule consistent with other exemptions enumerated in the Japanese Financial Instruments and Exchange Law and U.S. Securities Exchange Act of 1934, to the extent such exemption is fully permitted by law.

Revisions

Any amendment to or termination of these Regulations shall be made by the resolution of the Board of Directors of Sony Group Corporation.

This Policy shall come into force as of March 26, 2004.

Amended: October 25, 2007

June 24, 2025

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